Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Verde Clean Fuels, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee(4)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share(1)	457(o)	32,528,461	(2)	$5.38	(5)	$175,003,120.18	.00011020	$19,285.34
Fees to	Equity	Class A Common Stock, par value $0.0001 per share(1)	457(o)	15,412,479	(3)	$5.38	(5)	$82,919,137.02	.00011020	$9,137.69
Be Paid	Equity	Warrants to purchase shares of Class A Common Stock	457(i)	2,475,000	(4)	—		—	—	—	(6)
Carry Forward Securities
Carry Forward Securities	—	—	—	—				—				—	—	—	—
	Total Offering Amounts							$257,922,257.20		$28,423.03
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due									$28,423.03

(1)	In the event of a stock split, stock dividend or other similar transaction involving the registrant’s Class A Common Stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act.

(2)	Consists of (i) 4,312,500 Founder Shares issued in a private placement in connection with the initial public offering of CENAQ, (ii) up to 22,500,000 shares of Class A Common Stock issuable upon the conversion of Class C common stock, par value $0.0001 per share, issued to Bluescape Clean Fuels Holdings, LLC upon the exchange of Class C common units of Verde Clean Fuels OpCo, LLC, and the cancellation of an equal number of shares of Class C Common Stock, (iii) 3,200,000 shares of Class A Common Stock originally issued and sold to certain of the Selling Securityholders pursuant to subscription agreements dated as of August 12, 2022, (iv) up to 2,475,000 shares of Class A Common Stock issuable upon exercise of the warrants issued to CENAQ Sponsor LLC in a private placement (the “Private Placement Warrants”), and (v) up to 40,961 shares of Class A Common Stock issuable upon the conversion of convertible securities held by CENAQ Sponsor, LLC.

(3)	Consists of (i) 2,475,000 shares of common stock issuable upon the exercise of the Private Placement Warrants and (ii) 12,937,479 shares of Class A Common Stock issuable upon the exercise of warrants included in the publicly sold units (the “Public Warrants”) to purchase Class A Common Stock, in each case at an exercise price of $11.50 per share.

(4)	Represents the resale of 2,475,000 Private Placement Warrants.
(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on April 19, 2023, as reported on the Nasdaq Stock Market.

(6)	In accordance with Rule 457(i), the entire registration fee for the Private Placement Warrants is allocated to the shares of common stock underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.